Exhibit 10.2
SEVERANCE CONTRACT
     THIS SEVERANCE CONTRACT (hereinafter referred to as this “Agreement”), dated as of April 20, 2006, by and between JAMES C. WIMBERLY (hereinafter referred to as the “Executive”), a resident of Dallas, Texas, and SOUTHWEST AIRLINES CO. (hereinafter referred to as “Southwest”, which term shall include its subsidiary companies where the context so admits), a Texas corporation,
W I T N E S S E T H:
     WHEREAS the Executive has served as an employee and an officer of Southwest since November 18, 1985; and
     WHEREAS the Executive desires to resign his office but to continue his employment with Southwest, and Southwest is agreeable, subject to the terms and conditions of this Agreement, to continuing his employment and to paying him severance compensation in consideration of the Executive’s agreements contained herein;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises contained herein, Southwest and the Executive agree as follows:
I. RESIGNATION AND CONTINUED EMPLOYMENT
     RESIGNATION AND CONTINUED EMPLOYMENT. The Executive will resign as an officer of Southwest effective as of January 1, 2006, and he irrevocably waives any claim that he may have against Southwest, its directors or officers based on or related to such resignation. Notwithstanding such resignation, the Executive shall remain an employee of Southwest through February 15, 2008, and during the period of such employment the Executive shall discharge the consulting obligations set forth in Paragraph II-B of this Agreement. The Executive may elect to terminate his employment at any time prior to February 16, 2008, upon prior notice to Southwest; provided, however, that in such event Southwest shall be relieved of any obligation to make further payments to the Executive under Paragraphs III-B and III-C hereof and, if the Executive shall do work prior to February 16, 2008 for any airline that then competes with Southwest, then Southwest shall be entitled to recover all past payments that Southwest shall have made pursuant to Paragraphs III-B and III-C hereof, all as more particularly provided in Paragraph III-G hereof.
II. EXECUTIVE’S OBLIGATIONS
     A. NON-DEROGATION, ETC. The Executive agrees that he shall not do or say anything, whether personally or through his attorney, agent or other representative, to, directly or impliedly, derogate Southwest, its business operations or prospects, its properties or any of its officers, directors or employees, whether by way of media interviews, radio or television appearances, letters to editors or others, articles published in the airline trade press or in the general press, Internet chat rooms or otherwise. In addition, the Executive shall provide no assistance or advice to, or discuss any of Southwest’s business matters or affairs with, any current or prospective employee of Southwest, whether for a fee or otherwise, unless specifically requested to do so by the Chief Executive Officer or the Chairman of the Board of Directors of Southwest.
     B. CONSULTANCY. The Executive agrees that, from time to time during the term of his employment under this Agreement, the Executive shall make himself available at the offices of Southwest, when specifically requested to do so by Southwest, in order to consult with either the Chief Executive Officer of Southwest, or the Chairman of its Board of Directors, as to aircraft and airport operations and as to the business, properties or operations of Southwest, in each case for such reasonable periods of time as either such officer may request; it being understood that Executive will take vacation from the period January 1, 2006 through February 15, 2006. At all times during his employment the Executive shall generally conform to all policies of Southwest as they may apply to an employee of his level of duties and obligations.
     C. UNION WORK. The Executive agrees that, at all times prior to February 16, 2008, he shall not personally, or through any representative, intermediary or agent, directly or indirectly provide any advice, assistance or counsel to any union or collective bargaining unit in connection with its representation (or efforts to seek representation) of any group of Employees at Southwest.
III. EXECUTIVE SEVERANCE COMPENSATION
     A. SEVERANCE COMPENSATION. In consideration of his agreements set forth in Articles I and II hereof, Southwest shall pay to the Executive the severance compensation set forth in this Article III. All such severance compensation shall be subject to such payroll and withholding deductions as may be required by law.
     B. SEMI-MONTHLY INSTALLMENTS. The Executive shall receive severance compensation consisting of the following:
Beginning with payroll date January 5, 2006, and continuing through the payroll date April 20, 2006, the sum of $11,260.04 on each regular semi-monthly payroll date.
Beginning with the payroll date May 5, 2006, and continuing through the payroll date December 20, 2006, the sum of $8,760.04 on each regular semi-monthly payroll date.
On January 5, 2007, the sum of 9,696,69.
Beginning with the payroll date January 20, 2007, and continuing through the payroll date December 20, 2007, the sum of $7,296.69 on each regular semi-monthly payroll date.
Beginning with the payroll date January 5, 2008, and continuing through the payroll date February 20, 2008, the sum of $5,630.02 on each regular semi-monthly payroll date.
In the event that Southwest shall change its payroll practices while payments are owing to the Executive pursuant to this Paragraph III-B, then Southwest shall adjust the timing of its such payments to the Executive so as to insure that he receives equal installment payments no less frequently than monthly.

     C. LUMP-SUM PAYMENT. The Executive shall receive a lump-sum severance payment payable on such dates in January 2006 and 2007 as Southwest shall pay its officers their annual performance bonuses (or, in the absence of any such bonus payments in January, on the last business day of January 2006 and 2007), in an amount determined by the Compensation Committee of the Southwest Board of Directors. The amount payable in January 2006 shall be not less than $190,000, and the amount payable in January 2007 shall be not less than the amount paid in January 2006. The Executive shall receive an additional lump sum severance payments on such date in January 2008 as Southwest shall pay its officers their annual performance bonuses (or, in the absence of any such bonus payments in January 2008 on the last business day of January 2008), in an amount determined by the Compensation Committee of the Southwest Board of Directors, not less than one half of the lump sum payment made in January 2007.
     D. AIRLINE PASSES. The Executive and his wife, Margie, shall receive lifetime, positive-space passes for travel on Southwest’s scheduled flights, and the Executive shall be eligible for all pass privileges that other airlines make available to Southwest’s retirees generally.
     E. MEDICAL AND DENTAL EXPENSES. During his term of employment with Southwest, the Executive shall remain eligible to participate in any medical benefit plan or program that Southwest makes available to its employees generally. Upon termination of his employment with Southwest, the Executive may elect to participate in any non-contract retiree medical benefit plan or program that Southwest may then make available to its retirees generally and for which Employee may then be eligible. Southwest shall reimburse the Executive for all actuarial age-banded rate premiums that the Executive may incur for himself and his spouse under any such Southwest plan or program from February 15, 2008 until February 16, 2013; provided, however that the right to reimbursement provided in this sentence shall terminate in the event Executive is employed by another entity providing comparable medical benefits.
     F. PRIOR BENEFITS. Nothing contained in this Agreement is intended to diminish or enlarge any compensation or other benefits that may have accrued to the benefit of the Executive in his capacity as an employee or officer of Southwest at any time prior to the date of this Agreement, it being understood that the Executive shall have no claim on any further Base Salary or Performance Bonus or stock options. The Executive shall be eligible to receive such benefits as he may be entitled to under all profit-sharing, stock purchase, stock option, group insurance and other benefit plans or programs in which he may have participated while employed by Southwest, either prior to or after the date of this Agreement, in each case to the extent of and in accordance with the rules and agreements governing such plans or programs; provided however, that no stock options granted to Executive by Southwest shall vest after December 31, 2005.
     G. PAYMENTS UNFUNDED; CONDITION PRECEDENT; CLAWBACK, ETC. The severance compensation provided for in this Article III is provided on an unsecured, unfunded basis and shall be payable solely from the general assets of Southwest. All amounts payable by Southwest pursuant to this Article III shall be paid without notice or demand, and irrespective of the Executive’s death or disability; provided, however, that notwithstanding any other provision of this Agreement it shall be a condition precedent to the obligation of Southwest to make any payment under Paragraphs III-B and III-C hereof that each of the following shall be true and accurate at the time of such payment: (i) the Executive’s agreements contained in Paragraphs II-A and II-C of this Agreement shall not have been declared to be unenforceable or non-binding on the Executive, in whole or in part, by any court of competent jurisdiction; (ii) the Executive shall not have engaged in any conduct in breach of his agreements contained in Paragraphs II-A and II-C hereof, irrespective of the enforceability of any such agreements at law or in equity; and (iii) at no time prior to February 16, 2008, shall the Executive do work for any airline that then competes with Southwest, whether as an employee or as a consultant, nor shall he provide advice to, nor representation of, any person or entity whose interests are adverse to Southwest in any legal or administrative proceeding. Upon the occurrence at any time of either event described in the preceding clauses (i) and (ii) or, if prior to February 16, 2008, (but not thereafter) the Executive shall do work for any airline that then competes with Southwest, in addition to relieving Southwest of any obligation to make any further payments owing under Paragraphs III-B and III-C hereof, Southwest shall be entitled to recover the full amount of all past payments that Southwest shall have made pursuant to Paragraph III-B hereof and Paragraph III-C hereof, with interest thereon at a rate of six percent (6%) per annum from the time Southwest shall have made any such payment to the Executive until its recovery thereof. The Executive shall have no obligation to seek other employment in mitigation of any amount payable to him under this Article III, and he shall have the right, without incurring any penalty hereunder, to accept any other employment that does not (i) violate the provisions of Paragraph II-C hereof or (ii) involve doing work for any airline that then competes with Southwest. After February 15, 2008, the Executive may accept employment that involves doing work for an airline that then competes with Southwest.
IV. MISCELLANEOUS
     A. ASSIGNABILITY, ETC. The rights and obligations of Southwest hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Southwest; provided, however, Southwest’s obligations hereunder may not be assigned without the prior approval of the Executive. This Agreement is personal to the Executive and may not be assigned by him; provided, however, the rights of the Executive to receive payments of severance compensation pursuant to Paragraphs III-B and III-C hereof shall inure to the benefit of his heirs and legal representatives.
     B. NO WAIVERS. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.
     C. AMENDMENTS. This Agreement may not be modified except by an agreement in writing executed by the parties hereto.
     D. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing in the English language and shall be deemed to have been given to the person affected by such notice when personally delivered or when deposited in the United States mail, certified mail, return receipt requested and postage prepaid, and addressed to the party affected by such notice at the address indicated on the signature page hereof.
     E. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

     F. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.
     G. ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties hereto respecting the subject matter hereof, and all other prior agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to be superseded as of the date of this Agreement and not to bind either of the parties hereto.
     H. GOVERNING LAW; FORUM SELECTION. This Agreement shall be subject to and governed by the laws of the State of Texas. The parties hereto agree that any action or proceeding arising out of this Agreement shall be subject to the exclusive jurisdiction of the competent courts of the State of Texas sitting in Dallas County, Texas, and of the United States District Court for the Northern District of Texas, irrespective of whether or not at any time after the date hereof the Executive shall relocate his residence to a jurisdiction outside the State of Texas.

     IN WITNESS WHEREOF, the Executive has set his hand hereto and Southwest has caused this Agreement to be signed in its corporate name and behalf by one of its officers thereunto duly authorized, all as of the day and year first above written.

SOUTHWEST AIRLINES CO.

By:	/s/ Gary C. Kelly
Gary C. Kelly,
Chief Executive Officer and Vice-Chairman of the Board of Directors

	Address:	P.O. Box 36611
Dallas, Texas 75235-1611

EXECUTIVE

By:	/s/ James C. Wimberly
James C. Wimberly

	Address:	6118 Glendora Ave.
Dallas, Texas 75230